EXHIBIT 99.1

LHC Group Announces First Quarter 2012 Results

Highlights:

  Net service revenue was $158.8 million for the first quarter of 2012; and
  Diluted earnings per share was $0.42 for the first quarter of 2012; and
  Organic growth in total new home health admissions was 5.6% for the first quarter of 2012.

LAFAYETTE, La., May 2, 2012 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG), a national provider of post-acute care services, announced today its financial results for the three months ended March 31, 2012.

Financial Results for the First Quarter

  Net service revenue for the first quarter of 2012 was $158.8 million compared with $161.8 million for the same period in 2011.
  Net income attributable to LHC Group for the first quarter of 2012 was $7.7 million, including $413,000, after tax, of expense associated with the strategic alternatives process announced on February 14, 2012, compared with $7.7 million for the same period in 2011.
  Diluted earnings per share was $0.42 for the first quarter of 2012, including $0.02 per diluted share, after tax, of expense associated with the strategic alternatives process, compared with $0.42 for the same period in 2011.

In commenting on the results, Keith G. Myers, Chief Executive Officer of LHC Group, said, "I am extremely proud of the strong and well-balanced operating results our team has delivered once again during the first quarter. I am particularly proud of our ability to lower general and administrative costs, which have decreased approximately $4 million as compared with the first quarter of 2011, and our organic growth rate in total new admissions of 5.6% over the first quarter of 2011. I would like to congratulate and thank our entire team for their unwavering commitment to excellence and for consistently delivering the highest quality of care to the growing number of patients, families and communities we serve.  As we look ahead to the remainder of 2012 and beyond, we are well prepared and well positioned to continue improving our operating results by controlling cost and capitalizing on the opportunities we see ahead for both internal and external volume growth."

Guidance

The Company is reaffirming its full year 2012 guidance issued on January 4, 2012, for net service revenue of $640 million to $660 million and fully diluted earnings per share in the range of $1.45 to $1.65.  This guidance does not take into account the impact of any future acquisitions or share repurchases, if made, de novo locations, if opened, future reimbursement changes, if any, future legal or other expenses associated with the Company's ongoing investigations or costs associated with its previously announced review of strategic alternatives.

Conference Call

LHC Group will host a conference call on Thursday, May 3, 2012, at 11:00 a.m. Eastern time to discuss its first quarter 2012 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call 973-890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, May 10, 2012, by dialing (855) 859-2056 (international callers should call 404-537-3406) and entering confirmation number 70120400. A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the Company's website, www.LHCGroup.com. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group Inc.

LHC Group Inc. is a national provider of home health and hospice services, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(unaudited)

	March 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash	$ 341	$ 256
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $11,515 and $10,692, respectively	91,919	91,183
Other receivables	1,485	1,636
Amounts due from governmental entities	502	315
Total receivables, net	93,906	93,134
Deferred income taxes	8,922	7,269
Prepaid income taxes	8,088	26,667
Prepaid expenses	6,705	6,576
Other current assets	3,634	4,363
Total current assets	121,596	138,265
Property, building and equipment, net of accumulated depreciation of $29,771 and $28,073, respectively	27,618	28,182
Goodwill	164,731	164,731
Intangible assets, net of accumulated amortization of $2,520 and $2,325, respectively	60,894	59,389
Other assets	5,209	5,809
Total assets	$ 380,048	$ 396,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$ 22,653	$ 23,119
Salaries, wages and benefits payable	20,610	25,571
Self insurance payable	5,557	5,612
Amounts due to governmental entities	3,241	3,234
Total current liabilities	52,061	57,536
Deferred income taxes	23,823	22,523
Income tax payable	3,415	3,415
Revolving credit facility	14,213	34,820
Total liabilities	93,512	118,294
Noncontrolling interest- redeemable	11,255	11,348
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 21,510,139 and 21,374,264 shares issued and 18,412,163 and 18,298,659 shares outstanding, respectively	183	183
Treasury stock – 3,097,976 and 3,075,605 shares at cost, respectively	(6,644)	(6,216)
Additional paid-in capital	97,409	95,964
Retained earnings	181,493	173,752
Total LHC Group Inc. stockholders' equity	272,441	263,683
Noncontrolling interest- non-redeemable	2,840	3,051
Total equity	275,281	266,734
Total liabilities and stockholders' equity	$ 380,048	$ 396,376

LHC GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Net service revenue	$ 158,761	$ 161,783
Cost of service revenue	89,859	88,956
Gross margin	68,902	72,827
Provision for bad debts	2,761	2,562
General and administrative expenses	50,882	55,040
Operating income	15,259	15,225
Interest expense	(359)	(94)
Non-operating income	65	172
Income before income taxes and noncontrolling interest	14,965	15,303
Income tax expense	5,226	5,161
Net income	9,739	10,142
Less net income attributable to noncontrolling interest	1,998	2,448
Net income attributable to LHC Group Inc.'s common stockholders	$ 7,741	$ 7,694

Earnings per share – basic and diluted:
Net income attributable to LHC Group Inc.'s common stockholders	$ 0.42	$ 0.42

Weighted average shares outstanding:
Basic	18,333,838	18,215,831
Diluted	18,399,608	18,351,637

LHC GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$ 9,739	$ 10,142
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,919	2,017
Provision for bad debts	2,761	2,562
Stock-based compensation expense	1,408	1,010
Deferred income taxes	(353)	2,651
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(3,774)	(1,540)
Prepaid expenses, other assets	1,200	6,615
Prepaid income taxes	18,349	(4,337)
Accounts payable and accrued expenses	(5,484)	(335)
Net amounts due to/from governmental entities	(180)	(448)
Net cash provided by operating activities	25,585	18,337

Investing activities
Purchases of property, building, and equipment	(1,160)	(3,493)
Cash paid for acquisitions, primarily goodwill and intangible assets and advance payment on acquisitions	(1,700)	(10,892)
Net cash used in investing activities	(2,860)	(14,385)

Financing activities
Proceeds from line of credit	26,879	36,935
Payments on line of credit	(47,486)	(36,935)
Payments on capital leases	–	(10)
Excess tax benefits from vesting of restricted stock	–	319
Proceeds from employee stock purchase plan	189	231
Noncontrolling interest distributions	(2,302)	(4,140)
Purchase of additional controlling interest	–	(252)
Sale of noncontrolling interest	80	–
Net cash used in financing activities	(22,640)	(3,852)
Change in cash	85	100
Cash at beginning of period	256	288
Cash at end of period	$ 341	$ 388

Supplemental disclosures of cash flow information
Interest paid	$ 359	$ 94
Income taxes paid	$ 243	$ 6,556

LHC GROUP INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(amounts in thousands)
(unaudited)

	Three Months Ended March 31, 2012
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 139,595	$ 19,166	$ 158,761
Cost of service revenue	79,061	10,798	89,859
Provision for bad debts	2,623	138	2,761
General and administrative expenses	45,226	5,656	50,882
Operating income	12,685	2,574	15,259
Interest expense	(323)	(36)	(359)
Non-operating income, including gain on sale of assets	53	12	65
Income before income taxes and noncontrolling interest	12,415	2,550	14,965
Income tax expense	4,731	495	5,226
Net income	7,684	2,055	9,739
Noncontrolling interest	1,692	306	1,998
Net income attributable to LHC Group Inc.	$ 5,992	$ 1,749	$ 7,741

Total assets	$ 345,287	$ 34,761	$ 380,048

	Three Months Ended March 31, 2011
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 141,801	$ 19,982	$ 161,783
Cost of service revenue	77,089	11,867	88,956
Provision for bad debts	2,408	154	2,562
General and administrative expenses	50,063	4,977	55,040
Operating income	12,241	2,984	15,225
Interest expense	(85)	(9)	(94)
Non-operating income, including gain on sale of assets	150	22	172
Income before income taxes and noncontrolling interest	12,306	2,997	15,303
Income tax expense	4,678	483	5,161
Net income	7,628	2,514	10,142
Noncontrolling interest	2,095	353	2,448
Net income attributable to LHC Group Inc.	$ 5,533	$ 2,161	$ 7,694

Total assets	$ 331,539	$ 35,723	$ 367,262

LHC GROUP INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(unaudited)

	Three Months Ended March 31,
	2012	2011
Key Data:
Home-Based Services:
Home Health
Locations	246	259
Acquired	0	3
De novo	1	7
Total new admissions	27,696	26,194
Medicare new admissions	19,046	18,589
Average weekly census	32,608	34,466
Average Medicare weekly census	24,689	26,570
Medicare completed and billed episodes	41,287	42,066
Average Medicare case mix for completed and billed Medicare episodes	1.255	1.259
Average reimbursement per completed and billed Medicare episodes	$ 2,345	$ 2,383
Total visits	836,279	879,935
Total Medicare visits	609,007	666,185
Average visits per completed and billed Medicare episodes	14.8	15.8
Organic growth (1):
Net revenue	-2.9%	3.7%
Net Medicare revenue	-6.1%	1.3%
Total new admissions	5.6%	11.8%
Medicare new admissions	2.1%	8.5%
Average weekly census	-6.0%	7.1%
Average Medicare weekly census	-7.7%	3.6%
Medicare completed and billed episodes	-2.4%	4.3%

Hospice
Locations	32	29
Acquired	0	5
Admissions	1,109	919
Average Daily Census	934	833
Patient Days	84,964	75,001
Average revenue per patient day	$ 139	$ 139

Facility-Based Services:
Long-term Acute Care
Locations	9	9
Patient days	16,191	15,333
Patient acuity mix	1.022	1.014
Average revenue per patient day	$ 1,156	$ 1,208

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

LHC GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited)

During the quarter, the Company spent $413,000, after tax, on costs associated with the previously announced strategic alternatives process. In order to reflect the operational performance of the Company during the quarter excluding these costs, Company representatives may be asked to provide adjusted net income for the quarter excluding such costs. In the event the Company provides such information, the adjusted net income presented would be a non-GAAP financial measure determined as follows: net income excluding costs related to our previously announced strategic alternatives process. The Company believes adjusted net income would provide investors with helpful information with respect to the performance of the Company's ongoing operations and management is using adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile net income to adjusted net income and GAAP earnings per share to adjusted earnings per share.

For The Three Months Ended March 31, 2012
Adjusted net income attributable to LHC Group:
Net income attributable to LHC Group Inc.	$ 7,741
Add: Costs for strategic alternatives process, net of tax (1)	413
Adjusted Net income attributable to LHC Group Inc.	$ 8,154

Adjusted net income attributable to LHC Group per diluted share:
Net income attributable to LHC Group Inc.	$ 0.42
Add: Costs for strategic alternatives process, net of tax (1)	0.02
Adjusted Net income attributable to LHC Group Inc.	$ 0.44

(1) In the first quarter of 2012, the Company spent $413,000 after tax on costs related to the previously announced strategic alternatives process.
CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com